As filed with the Securities and Exchange Commission on June 10, 1996
                                              Registration No. 333-
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           __________________________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           __________________________

                             Thomas Industries Inc.
             (Exact name of registrant as specified in its charter)
            DELAWARE                                    61-0505332
  (State or other jurisdiction                       (I.R.S Employer
of incorporation or organization)                  Identification No.)
                              4360 BROWNSBORO ROAD
                           LOUISVILLE, KENTUCKY 40207
                                 (502) 893-4600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                TIMOTHY C. BROWN
                       CHAIRMAN OF THE BOARD AND PRESIDENT
                             THOMAS INDUSTRIES INC.
                              4360 BROWNSBORO ROAD
                           LOUISVILLE, KENTUCKY 40207
                                 (502) 893-4600
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           ___________________________
                                    COPY TO:
                                 SCOTT N. GIERKE
                             MCDERMOTT, WILL & EMERY
                             227 WEST MONROE STREET
                          CHICAGO, ILLINOIS  60606-5096
                           ___________________________

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this Registration Statement.
                           ___________________________

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. /__/

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /__/

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /__/
                           __________________________

                        CALCULATION OF REGISTRATION FEE
                                       Proposed
                                        maximum   Proposed
                                       offering    maximum
   Title of each class of    Amount     price     aggregate      Amount of
   securities to be          to be        per     offering     registration
   registered              registered   unit(1)     price           fee
   Common Stock, $1.00      343,049     $20.375  $6,989,624       $2,411
   par value (2) . . . .
(1) Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low sales price of a share of Common Stock of the Registrant on the New York Stock Exchange as reported in the consolidated reporting system on June 3, 1996.
(2) There are also registered hereunder 343,049 Preferred Stock Purchase Rights. Each share of Common Stock also represents one Preferred Stock Purchase Right, which is currently attached to and transferable only with the shares of Common Stock registered hereby.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                   SUBJECT TO COMPLETION, DATED JUNE 10, 1996


PROSPECTUS


                             THOMAS INDUSTRIES INC.
                         343,049 Shares of Common Stock
                                ($1.00 par value)


      This Prospectus covers the sale from time to time of up to 343,049 issued and outstanding shares (the "Shares") of Common Stock, par value $1.00 per share, of Thomas Industries Inc., a Delaware corporation (the "Company"), by certain shareholders of the Company (the "Selling Shareholders"). The Selling Shareholders may from time to time sell the Shares directly or through one or more broker-dealers, in one or more transactions on the New York Stock Exchange, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

      The Company will not receive any of the proceeds from the sale of the Shares. The Company has agreed with the Selling Shareholders to register the Shares offered hereby and to pay the expenses incident to the registration and offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Shareholders.

      The Company's Common Stock is listed on the New York Stock Exchange under the symbol TII. On June 7, 1996 the last reported sales price of the Common Stock on the New York Stock Exchange was $20.625 per share.


         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
               OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                 ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
                       REPRESENTATION TO THE CONTRARY IS A
                                CRIMINAL OFFENSE.


      This Prospectus is to be used solely in connection with sales of the Shares from time to time by the Selling Shareholders.

      NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.





              The date of this Prospectus is _______________, 1996.



INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             AVAILABLE  INFORMATION

      Thomas Industries Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements, the registration statement related to this offering and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at 450 Fifth Street N.W., Washington D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. In addition, reports, proxy statements and other information filed by the Company may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, upon which the Common Stock of the Company is traded.

      The Company has filed with the Commission, a Registration Statement on Form S-3 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of the Shares by the Selling Shareholders from time to time. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in the Prospectus as to the contents of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement for a more complete description. Each such statement is qualified in its entirety by such reference.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission (File No. 1-5426) pursuant to the Exchange Act are incorporated herein by reference:

          1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

          2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996.

          3. The Company's Current Report on Form 8-K dated February 7, 1996 as amended by Form 8-K/A-1 dated February 7, 1996.

          4. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act.

          5. The description of the Company's Preferred Stock Purchase Rights contained in the Company's Registration Statement on Form 8-A, as amended by Form 8 filed with the Commission pursuant to
     Section 12 of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date such documents were filed. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Phillip J. Stuecker, Secretary, Vice President of Finance and Chief Financial Officer, Thomas Industries Inc., 4360 Brownsboro Road, Louisville, Kentucky 40207, telephone number (502) 893-4600.


                                   THE COMPANY

     Thomas Industries, Inc., (the "Company") is engaged in the design and manufacture of commercial, industrial and consumer lighting products as well as compressors and vacuum pumps for global applications. The Company maintains corporate offices in Louisville, Kentucky. The Company was incorporated in Delaware in 1928. Its principal executive offices are located at 4360 Brownsboro Road, Louisville, Kentucky 40207 and its telephone number is (502) 893-4600.


                                 USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                            THE SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the Selling Shareholders, including (i) the name of each Selling Shareholder, (ii) the number of Shares beneficially owned by each Selling Shareholder as of May 1, 1996, and (iii) the maximum number of Shares which may be offered hereby. The information presented is based on data furnished to the Company by the Selling Shareholders. Percentage ownership is based upon 10,474,491 shares of Common Stock outstanding on May 1, 1996.

                                         Shares
                                      Beneficially      Shared
                                       Owned Prior       Being
                                       to Offering      Offered
    Name                              Number  Percent

  James S. Anderson                  151,939   1.5%    151,939
  Corinne M. Anderson, as trustee     60,532     *      60,532
  for the  1995
  James S. Anderson Family Trust
  John Balamuta                        7,525     *       7,525
  Gerald Cuzelis                       6,197     *       6,197
  Richard Fuksa                        5,311     *       5,311
  Robert Henry                         8,852     *       8,852
  James B. Katch                      36,297     *      36,297
  Marshall Miller                      3,541     *       3,541
  William Monahan                     36,297     *      36,297

  William Patterson                    3,541     *       3,541
  Joseph Saxe                         22,132     *      22,132
  Karl Dienst                            885     *         885
______________________________
*   Less than 1%.

Each of the Selling Shareholders received their Shares pursuant to an Agreement and Plan of Merger dated March 7, 1996 between Welch Vacuum Technology, Inc.
("Welch") and Thomasub Inc., a wholly-owned subsidiary of the Company, pursuant to which the Company acquired all of the issued and outstanding shares of stock of Welch. Messrs. Anderson, Balamuta, Cuzelis, Fuksa, Henry, Katch, Monahan,
Patterson, Saxe and Dienst have been and remain employees of Welch.  Mr.
Anderson is the President and General Manager of Welch.


                              PLAN OF DISTRIBUTION

    The Company will not receive any proceeds from the sale of the Shares offered hereby. The Selling Shareholders have advised the Company that the Shares may be sold by the Selling Shareholders in one or more transactions (which may involve one or more block transactions) on the New York Stock Exchange, in sales occurring in the public market of such Exchange, in separately negotiated transactions, or in a combination of such transactions; that each sale may be made either at market prices prevailing at the time of such sale or at negotiated prices; that some or all of the Shares may be sold through brokers acting on behalf of the Selling Shareholders or to dealers for resale by such dealers; and that in connection with such sales such brokers and dealers may receive compensation in the form of discounts and commissions from the Selling Shareholders and may receive commissions from the purchasers of Shares for whom they act as broker or agent (which discounts and commissions are not anticipated to exceed those customary in the types of transactions involved). Any broker or dealer participating in any such sale may be deemed to be an "underwriter" within the meaning of the Securities Act and will be required to deliver a copy of this Prospectus to any person who purchases any of the Shares from or through such broker or dealer. The Company has been advised that, as of the date hereof, none of the Selling Shareholders have made any arrangements with any broker for the sale of their Shares.

    In offering the Shares covered hereby, the Selling Shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Shareholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Shareholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

    In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

    The Company will bear all expenses of the offering of the Shares, except that the Selling Shareholders will pay any applicable underwriting commissions and expenses, brokerage fees and transfer taxes, as well as the fees and disbursements of counsel to and experts for the Selling Stockholders.

    Pursuant to the terms of a registration rights agreement with the Selling Shareholders, the Company has agreed to indemnify and hold harmless each Selling Shareholder for certain liabilities under the Securities Act.


                                     EXPERTS

    The consolidated financial statements of Thomas Industries Inc. and subsidiaries as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following are the expenses (estimated except for the SEC registration fee) for the issuance and distribution of the securities being registered, all of which will be paid by the Registrant.

          SEC registration fee  . . . . . . . . .   $ 2,411
          Fees and expenses of counsel  . . . . .    15,000
          Fees and expenses of accountants  . . .    12,000
          Miscellaneous . . . . . . . . . . . . .       589
               Total  . . . . . . . . . . . . . .   $30,000


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law and the By-laws of the Registrant provide for indemnification of directors and officers for expenses (including reasonable amounts paid in settlement) incurred in defending actions brought against them.

     The Registrant's Restated Certificate of Incorporation contains a provision that eliminates, to the fullest extent permitted by Delaware law, the personal liability of each director of the Registrant to the Registrant and its shareholders for monetary damages for certain breaches of fiduciary duty. This provision does not affect the director's liability for monetary damages for breaches of the duty of loyalty, actions or omissions not in good faith, knowing violation of law or intentional misconduct, willful or negligent conduct in approving an unlawful dividend, stock repurchase or redemption or obtaining improper personal benefits, nor does this provision eliminate the ability to bring suit to rescind a transaction or to enjoin a proposed transaction from occurring. In addition, this provision applies only to claims against a director arising out of his role as a director and not, if he is also an officer, his role as an officer or in any other capacity, nor to his responsibilities under any other law, such as the federal securities laws.

     The By-laws of the Registrant provide that directors and officers shall be indemnified and held harmless by the Registrant to the fullest extent permitted by the laws of Delaware as the same now or hereafter exist.

     The Registrant maintains directors and officers liability insurance covering all directors and officers of the Registrant against claims arising out of the performance of their duties.

ITEM 16.  EXHIBITS.

Exhibit
Number    Description of Exhibit

 4.1 Restated Certificate of Incorporation, as amended, (incorporated herein by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988).
 4.2 By-Laws, as amended (incorporated herein by reference to Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
 4.3 Rights Agreement dated as of December 24, 1987 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A dated December 23, 1987).
 4.4 Amendment dated as of October 18, 1990 to Rights Agreement (incorporated herein by reference to Exhibit 1 to the Company's Form 8-K dated October 23, 1990).
 5        Opinion of McDermott, Will & Emery.
 23(a)    Consent of McDermott, Will & Emery (included as part of Exhibit 5).
 23(b)    Consent of KPMG Peat Marwick LLP.
 24       Powers of Attorney (included on signature page of the Registration
          Statement).

ITEM 17.  UNDERTAKINGS.

1. (a) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in any information in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraph (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

     (b) The undersigned Registrant hereby undertakes that, for determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to file a post-effective amendment to remove from registration any of the securities that remain unsold at the termination of the offering.

     (d) The undersigned Registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the foregoing provisions, or otherwise, the undersigned Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer or controlling person of the undersigned Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the undersigned Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Louisville, Kentucky on June 10, 1996.


                         THOMAS INDUSTRIES INC.


                         By:  /s/ Timothy C. Brown
                            Timothy C. Brown
                            Chairman of the Board, President
                              and Chief Executive Officer



                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Timothy C. Brown and Phillip J. Stuecker and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Thomas Industries Inc.) to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 10, 1996.

           Signature                               Title

                                          Chairman of the Board;
     /s/ Timothy C. Brown                 President; Chief
       Timothy C. Brown                   Executive Officer
                                          (Principal Executive
                                          Officer)

    /s/ Phillip J. Stuecker               Vice President of
      Phillip J. Stuecker                 Finance; Chief
                                          Financial Officer;
                                          Secretary
                                          (Principal Financial
                                          Officer)


    /s/ Ronald D. Wiseman                 Controller; Assistant
       Ronald D. Wiseman                  Secretary
                                          (Principal Accounting
                                          Officer)

     /s/ Wallace H. Dunbar                       Director
       Wallace H. Dunbar


      /s/ Roger P. Eklund                        Director
        Roger P. Eklund



    /s/ H. Joseph Ferguson                       Director
      H. Joseph Ferguson


      /s/ Gene P. Gardner                        Director
        Gene P. Gardner



     /s/ Lawrence E. Gloyd                       Director
       Lawrence E. Gloyd
           Signature                               Title

    /s/ William M. Jordan                        Director
       William M. Jordan


     /s/ Ralph D. Ketchum                        Director
       Ralph D. Ketchum



 /s/ Franklin J. Lunding, Jr.                    Director
   Franklin J. Lunding, Jr.


                                  EXHIBIT INDEX


Exhibit
Number    Description of Exhibit


 4.1 Restated Certificate of Incorporation, as amended, (incorporated herein by reference to Exhibit 3(a) to the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1988).
 4.2 By-Laws, as amended (incorporated herein by reference to Exhibit 3(b) to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996).
 4.3 Rights Agreement dated as of December 24, 1987 between the Company and the Rights Agent (incorporated herein by reference to Exhibit 1 to the Company's Form 8-A dated December 23, 1987).
 4.4 Amendment dated as of October 18, 1990 to Rights Agreement (incorporated herein by reference to Exhibit 1 to the Company's Form 8-K dated October 23, 1990).
 5        Opinion of McDermott, Will & Emery
 23(a)    Consent of McDermott, Will & Emery (included as part of Exhibit 5)
 23(b)    Consent of KPMG Peat Marwick LLP
 24       Powers of Attorney (included on signature page of the Registration
          Statement)